SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549


                                   Form 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Section 13
              and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 333-9487

                    First Merchants Acceptance Corporation
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            (Exact name of registrant as specified in its charter)

                              570 Lake Cook Road
            Deerfield, Illinois  60015 - (847) 948-9300
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            First Merchants Auto Trust 1996-B, Floating Rate Asset
              Backed Notes, Class A-1, 6.80% Asset Backed Notes,
                Class A-2, and 7.00% Asset Backed Certificates
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           (Title of each class of securities covered by this Form)

                                None


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(Titles of all other classes of securities for which a duty to file   reports
under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      Rule 12h-3(b)(1)(ii)
          Rule 12g-4(a)(1)(ii)     Rule 12h-3(b)(2)(i)
          Rule 12g-4(a)(2)(i)      Rule 12h-3(b)(2)(ii)
          Rule 12g-4(a)(2)(ii)     Rule 15d-6             x
          Rule 12h-3(b)(1)(i)

     Approximate number of holders of record as of the certification or
notice date:   10

     Pursuant to the requirements of the Securities Exchange Act of 1934, First Merchants Acceptance Corporation Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  January 29, 1997     BY: /s/ Richard P. Vogelman
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                                Richard P. Vogelman, Vice President